Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consolidated Communications Holdings, Inc.

Mattoon, Illinois

We hereby consent to the incorporation by reference in the Form 8-K/A of Consolidated Communications Holdings, Inc. of our report dated March 6, 2017, relating to the consolidated financial statements of Fairpoint Communications, Inc., which report is incorporated by reference in this Form 8-K/A.

/s/ BDO USA, LLP

Atlanta, GA

September 18, 2017